         Exhibit 10.27

February 25, 2020

John Brase

Dear John,

I am pleased to confirm The J. M. Smucker Company’s (“Smucker’s” or the “Company’s”) conditional offer of employment extended on February 25, 2020 for the position of Chief Operating Officer, reporting to Mark Smucker, on the terms and conditions set forth below.
Compensation - You will receive an annual salary of $700,000 in conformity with the Company’s standard payroll practices and procedures, less statutory tax withholdings or employee deductions.
Annual Incentive Program – You will be eligible to participate in the Company’s Annual Incentive Plan (AIP), with a current annual target of 100% of your base salary ($700,000 gross) (payout potential of 0-200%). The AIP is a discretionary bonus plan based on Company performance. The target for your first year will be pro-rated based on your commencement date and the end of the fiscal year (April 30th), provided you begin employment prior to April 15, 2020.  Please refer to the AIP documentation for terms and conditions of the Plan.
Long Term Incentive Plan – You will be eligible to participate in the Company’s Long-Term Incentive Plan (LTIP), with a current annual target of 300% of your base salary ($2,100,000).   The annual grant will be made on or about June 19, 2020 and is comprised of two components, Performance Units with a three-year cliff vest and Time-based Stock Options with a three-year ratable vesting schedule.  Assuming you are actively employed with the Company by June 30, 2020, you will receive you full target grant for FY 21.
One-Time Special Sign-On Bonus - By accepting this offer, you will receive a “sign-on bonus” of $400,000, less statutory tax withholdings or employee deductions, to be paid within 60 days of your commencement date.  If during your first two years of employment, you voluntarily resign or your employment is terminated by the Company in its discretion for cause,1 you agree to immediately repay a pro-rated portion of the signing bonus.

________________________________
1 Cause” for termination by the Company means: (i) violation of the Company's Code of Business Conduct and Ethics or any other Company policy, rule, or standard of conduct; (ii) dishonesty or other misconduct related to the Company's business (including, but not limited to, fraudulent conduct, theft, embezzlement, criminal misappropriation of Company funds, or other conduct that has, or would have if known, a materially adverse effect on the Company); (iii) failure to cooperate with or follow a reasonable management instruction; (iv) material breach of an applicable agreement; (v) conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law, to the extent permitted by applicable law; and/or (vi) other conduct reasonably deemed “Cause” by the Company in its sole discretion

Sign-on LTI Grant - By accepting this offer, you will receive an equity grant under The J.M. Smucker 2010 Equity and Incentive Compensation Plan for the amount of 25,000 shares with a three-year cliff vesting schedule. The grant will be awarded as soon as administratively practicable after your commencement date.

You will also receive an additional equity grant under The J.M. Smucker 2010 Equity and Incentive Compensation Plan for the amount of 7,500 shares intended to off-set certain retirement benefits that you will be forfeiting from your current employer. This award will fully vest once you turn age 60, assuming you are actively employed and in good standing at such time. The grant will be awarded as soon as administratively practicable after your commencement date.

Relocation– You will be eligible for our Homeowner Relocation Program.  Key elements of the program include, and you will be currently eligible for the following benefits:
•Temporary living in Northeast Ohio for up to six months.

•Sale and purchase assistance of your current residence.

•Shipment of household goods.

•You will receive a relocation allowance payment equal to $7,500 (gross) to assist with miscellaneous expenses.

•Travel and lodging expenses will be covered for you and your immediate family for your final move trip.

Benefits - You will be eligible to participate in our U.S. Benefit plans and programs generally applicable to employees in the U.S. at your level, and in accordance with the terms of those plans and programs. Among other benefits, you will be currently eligible for the following benefits:

•Medical, Dental and Vision plans, for which you will be eligible on your first day of employment.
•Vacation- Based on your years of work experience, you will be eligible to start with 5 weeks of vacation per year, in accordance with the Company’s vacation policies, which may be amended from time to time in the Company’s sole discretion. Vacation is accrued throughout the year, thus pro-rated your first year.
•401 (k) Savings Plan- You may contribute between 1 % and 50% of your pre-tax pay (up to the statutory maximum deferral amount). You will receive up to a 7% Company match based on a 6% employee contribution.
•Officer Flexible Perquisite- You are eligible to receive an annual perquisite of $10,000 intended to cover club dues and memberships.

•Officer Financial Planning- You are eligible for an annual reimbursement up to $10,000 for financial and tax planning.
•Life insurance and disability plan.
•Annual Holiday Bonus of up to 2% of your salary (pro-rated during your first year of employment). This bonus is discretionary and is reviewed annually by the Company.
The incentive and/or benefits plans and programs described herein may be amended from time-to-time in the Company’s discretion.
The Company is supportive of beginning the process to consider outside Board participation, following one-year of service and onboarding into the COO role, subject to approval by the Company’s Board of Directors.
Severance – As an Officer of the Company, you will be able to participate in The J. M. Smucker Company Executive Severance Plan which is intended to cover involuntary separation that is not for cause, or related to a Change in Control (e.g., Reduction in Force), you will be eligible to receive:

•52 weeks of pay calculated in accordance with your base salary rate of pay in effect at the time of the severance communication and would be less any applicable withholdings and deductions.

•An additional lump sum equivalent to approximately 12 months of premium for the Company-sponsored medical coverage in effect on your Separation Date.

•Company-paid outplacement assistance for up to six months.

•The Company would forgive any remaining applicable relocation loan and sign-on bonus reimbursement obligations.

•All benefits would be conditioned on you signing the Company’s severance agreement, which includes a waiver and release of claims.

Change in Control – Upon commencement of employment you will be provided with a Change in Control Severance Agreement with a two-year initial term, which will automatically renew for successive one-year terms as long as you remain an elected officer. Details of the agreement are provided in the attached memo.

This conditional offer of employment is contingent upon:

•Your successful completion of our pre-employment screening processes, including employment verification, education/degree verification, background check, physical or functional capacity examination (where applicable), and drug screening processes, as permitted by applicable law. The substance screening must be completed within 72 hours of the date of the request.

•Your review and execution of the Change in Control Severance Agreement, along with all documentation the Company requires for new employees, including the Company's Invention and Secrecy Agreement (to be reviewed and signed on your first day of employment).
•Satisfactory proof that you are authorized to work in the United States pursuant to applicable laws as outlined on your Form I-9.
•Approval by the Company’s Board of Directors.
Our corporate office and/or HireRight will be in contact with you to begin the Pre-Employment Process. Please check your email regularly as your timeliness in submitting the requested documents will allow for our prompt evaluation and response.

This conditional offer is not an employment contract or guarantee of employment for any set term but is simply a summary of certain information. Should you accept our offer, your employment at the Company will at all times be at will.

If you are in agreement with the terms of this offer, please sign a copy of this letter and return it to me prior to March 2, 2020.

Please feel free to contact me with any questions you may have as you continue through this process.

Sincerely,

/s/ Lindsey Tomaszewski
Lindsey Tomaszewski
Senior Vice President, Human Resources

By my signature below, I confirm I have read, understand, and agree to the terms of this conditional offer letter.

Agreed and Accepted:

John Brase   /s/ John Brase  2/28/20
Name     Signature   Date